Sungro Enters Into Amendment to Definitive Agreement for Acquisition of Conglomerate Mesa Claims

Press Release
Source: Sungro Minerals Inc.
On Friday September 18, 2009, 8:00 pm EDT

SURREY, BRITISH COLUMBIA--(Marketwire - 09/18/09) - Sungro Minerals Inc. (the "Company") (OTC.BB:SUGO - News) today announced the entry into an amendment to the Mineral Agreement dated August 27, 2009 between the Company and certain individual owners (the "Owners") of 331 unpatented lode mining claims situated in Inyo County, California, known as the "Conglomerate Mesa Claims". Under the terms of the amended mineral agreement between the parties, the Company advanced amounts of $52,840 to the Owners in consideration of which the Owners agreed to extend the closing date of the Mineral Agreement to September 30, 2009. Amounts advanced by the Company to the Owners in connection with the amendment agreement were used to pay for the claim maintenance fees to extend the Conglomerate Mesa Claims and are credited towards the Company's annual exploration expenditures upon closing of the transaction. Prior to entering into the amendment agreement, the Company received an unsecured bridge loan of $100,000 from a third party lender to secure payment of the claim maintenance fees and for ongoing working capital expenses of the Company.

Closing of the acquisition of the Conglomerate Mesa claims, is subject to the following conditions: payment to the Owners of $200,000 upon closing of the transaction (the "Closing Funds") and a further amount of $150,000 on August 1, 2010, $200,000 on August 1, 2011, and instalments of $250,000 commencing on August 1 of each year thereafter (subject to increase based on positive increases to the consumer price index); issuance to the Owners of 2,500,000 shares of the Company's common stock in instalments; the grant to the Owners of a production royalty (the "Royalty") consisting of four percent (4%) of the net smelter returns on sale proceeds received by the Company from the sale of minerals from the property; the Company expending a minimum of $100,000 annually on exploring, prospecting or developing the property; receipt of a title opinion reflecting ownership of the claims; and receipt of all required regulatory approvals. The issuance to the Owners of 2,500,000 shares of the Company's common stock is, further subject to either the expiration of current temporary cease trade order from the British Columbia Securities Commission or, if any further extension is granted by the Commission, a variation of such extension to permit the issuance of the 2,500,000 shares. There is no assurance that the transaction will be completed as planned or at all.

About the Conglomerate Mesa Project

The Conglomerate Mesa Project hosts structurally and stratigraphically controlled, sediment-hosted gold mineralization similar to the "Carlin-type" deposits of north-central Nevada. The property was originally explored by Newmont Mining Corporation while it was within the Cerro Gordo Wilderness Study Area (WSA). Newmont withdrew from Conglomerate Mesa in 1993. Federal agencies dropped the property's WSA status the following year. The core area of the Conglomerate Mesa property was explored by BHP Billiton in 1995, with eight target zones identified, based partly on surface road cut channel samples. In 1997, BHP conducted a widely-spaced, 10-hole reverse-circulation drill program at Conglomerate Mesa.

Forward Looking Statements

This news release contains "forward-looking statements". Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. In general, estimates of 3P (proven, possible & probable) reserves are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking estimates. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company's current annual report and other periodic filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. The reader is cautioned not to place undue reliance on forward-looking statements.

On behalf of the Board of Directors

Mal Bains, President

Contacts:
Sungro Minerals Inc.
Mal Bains
(604) 603-4797
mal@mbainsfinancial.com